Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

May 20, 2010

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

Ladies and Gentlemen:

You have requested our opinion as special counsel to Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company named on Schedule I hereto (the “Guarantors”), with respect to certain matters in connection with the offering by the Company of $300,000,000 aggregate principal amount of its 9.125% Senior Notes due June 15, 2018 (the “Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Notes. The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture, dated as of May 20, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors and the Trustee. The Notes and the Guarantees will be issued under a Registration Statement on Form S-3 (Registration Statement No. 333-163110) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated January 4, 2010 (the “Base Prospectus”), and the prospectus supplement relating to the Units, dated May 4, 2010 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference in the Registration Statement.

The Indenture, the Notes and the Guarantees are referred to herein, individually, as a “Transaction Document,” and collectively, as the “Transaction Documents.”

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Company and the subsidiaries listed on Schedule II hereto (the “Specified

ATLANTA CHICAGO HONG KONG LONDON NEW YORK NEWARK NORFOLK ORANGE COUNTY RALEIGH RICHMOND SAN DIEGO SHANGHAI TYSONS CORNER VIRGINIA BEACH WASHINGTON, DC

Beazer Homes USA, Inc.

May 20, 2010

Subsidiaries”); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company and the Specified Subsidiaries); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company and the Specified Subsidiaries), enforceable against such parties (other than the Company and the Specified Subsidiaries) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and the Specified Subsidiaries and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company and the Specified Subsidiaries.

Based upon the foregoing examination, we are of the opinion that:

1. The Notes, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture when issued by the Company in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with and subject to their terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance.

2. When (a) the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and (b) the Guarantees have been duly endorsed on the Notes, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with and subject to their terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered

Beazer Homes USA, Inc.

May 20, 2010

in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance.

No opinion is given as to the enforceability of any provision in the Indenture, Notes or Guarantees that purports to waive any obligation of good faith, fair dealing, diligence, materiality or reasonableness, that insulates any person from the consequences of its own misconduct, that makes a person’s determinations conclusive, that requires waivers and modifications to be in writing in all circumstances, that states that all provisions are severable, that waives trial by jury or that makes a choice of forum. In addition, no opinion is given as to any provision in the Indenture, Notes or Guarantees purporting to waive rights to objections, legal defenses, statutes or limitations or other benefits that cannot be waived in advance under applicable law.

We are, in this opinion, opining only on the laws of the State of New York, the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal law of the United States. We are not opining on “blue sky” or other state securities laws.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement and the Prospectus. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP

Schedule I

Guarantors

Beazer General Services, Inc.

Beazer Homes Corp.

Beazer/Squires Realty, Inc.

Beazer Homes Sales, Inc.

Beazer Homes Investments, LLC

Beazer Realty Corp.

Beazer Homes Holdings Corp.

Beazer Homes Indiana Holdings Corp.

Beazer Homes Texas Holdings, Inc.

Beazer Homes Texas, L.P.

Beazer Homes Indiana LLP

April Corporation Beazer SPE, LLC

Beazer Realty, Inc.

Beazer Realty Services, LLC

Beazer Realty Los Angeles, Inc.

Beazer Realty Sacramento, Inc.

BH Building Products, LP

BH Procurement Services, LLC

Homebuilders Title Services of Virginia, Inc.

Homebuilders Title Services, Inc.

Beazer Allied Companies Holdings, Inc.

Paragon Title, LLC

Trinity Homes, LLC

Beazer Commercial Holdings, LLC

Beazer Clarksburg, LLC

Arden Park Ventures, LLC

Beazer Mortgage Corporation

Beazer Homes Michigan, LLC

Dove Barrington Development LLC

Clarksburg Arora LLC

Clarksburg Skylark, LLC

Elysian Heights Potomia, LLC

Schedule II

Specified Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Formation	Owners	% Owned by the Company (directly or indirectly)

Beazer/Squires Realty, Inc.	NC	Beazer Homes Corp.	100

Beazer Homes Sales, Inc.	DE	Beazer Homes Holdings Corp.	100

Beazer Realty Corp.	GA	Beazer Homes Corp.	100

Beazer Mortgage Corporation	DE	Beazer Homes USA, Inc.	100

Beazer General Services, Inc.	DE	Beazer Homes Holdings Corp.	100

Beazer Homes Holdings Corp.	DE	Beazer Homes USA, Inc.	100

Beazer Homes Texas Holdings, Inc.	DE	Beazer Homes Holdings Corp.	100

Beazer Homes Texas, L.P.	DE	Beazer Homes Holdings Corp.; Beazer Homes Texas Holdings, Inc.	100

Beazer SPE, LLC	GA	Beazer Homes Holdings Corp.	100

Beazer Homes Investments, LLC	DE	Beazer Homes Corp.	100

Homebuilders Title Services of Virginia, Inc.	VA	Beazer Homes USA, Inc.	100

Homebuilders Title Services, Inc.	DE	Beazer Homes USA, Inc.	100

Beazer Allied Companies Holdings, Inc.	DE	Beazer Homes Holdings Corp.	100

Beazer Homes Indiana Holdings Corp.	DE	Beazer Homes Investments, LLC	100

Beazer Realty Services, LLC	DE	Beazer Homes Investments, LLC	100

Beazer Realty Los Angeles, Inc.	DE	Beazer Homes Holdings Corp.	100

Beazer Realty Sacramento, Inc.	DE	Beazer Homes Holdings Corp.	100

BH Building Products, LP	DE	Beazer Homes Texas, L.P.; BH Procurement Services, LLC	100

BH Procurement Services, LLC	DE	Beazer Homes Texas, L.P.	100

Beazer Commercial Holdings, LLC	DE	Beazer Homes Corp.	100

Subsidiary	Jurisdiction of Incorporation or Formation	Owners	% Owned by the Company (directly or indirectly)

Beazer Homes Capital Trust I	DE	Beazer Homes USA, Inc.	*

Beazer Homes Michigan, LLC	DE	Beazer Homes Corp.	100

Dove Barrington Development LLC	DE	Beazer Homes Corp.	100

Elysian Heights Potomia, LLC	VA	Beazer Homes Corp.	100

*	Statutory trust of which Beazer Homes USA, Inc. is the beneficiary. However, Beazer Homes USA, Inc. does not exercise any control over Beazer Homes Capital Trust I.